EXHIBIT 21
                          SUBSIDIARY OF THE REGISTRANT

                                   SUBSIDIARY
                                (MAJORITY OWNED)


         Name:                              Rhino Ecosystems, Inc.

         Place of Incorporation:            Ontario, Canada

         Doing Business as:                 Rhino Ecosystems, Inc.



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